Exhibit 4.13

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 6, 2007, is between The Western Union Company, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee entered into an Indenture dated as of November 17, 2006 (as supplemented, the “Indenture”);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Restricted Subsidiary. The definition of Restricted Subsidiary in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Restricted Subsidiary” means at any date, (a) any Subsidiary of the Company which, together with its Subsidiaries, (i) has a proportionate share of Consolidated Net Assets that exceeds 10% at the time of determination or (ii) has equity in the Consolidated Net Income that exceeds 10% for the period of the four most recently completed fiscal quarters preceding the time of determination or (b) any wholly-owned Subsidiary of the Company that at the time of determination shall be designated a Restricted Subsidiary by the Board of Directors (any wholly-owned Subsidiary of the Company designated as a Restricted Subsidiary pursuant to this clause (b) is hereinafter referred to as a “Designated Restricted Subsidiary”). Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. At any time, the Board of Directors may designate any Designated Restricted Subsidiary to no longer be a Restricted Subsidiary so long as (i) such Subsidiary is not a Restricted Subsidiary pursuant to clause (a) above and (ii) immediately after giving effect to such designation, (x) the Company would be in compliance with any limitations on indebtedness specified pursuant to Section 2.03 with respect to any series of Securities and (y) no Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Section 3. Notices. As between the Company and the Trustee, any notice or communication shall be sufficiently given if written and if delivered in person when received or if mailed by first class mail 5 days after mailing or if sent by facsimile transmission, when transmission is confirmed, in each case addressed as follows:

if to the Company:

The Western Union Company

100 Summit Avenue

Montvale, New Jersey 07645

Attention: General Counsel

Facsimile: (201) 263-6384

if to the Trustee:

Wells Fargo Bank, National Association

Corporate Trust Services

N9311-110 MAC

625 Marquette Avenue

Minneapolis, MN 55479

Attn: Vice President

The Company or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Except as otherwise provided in the Indenture or this Supplemental Indenture, if a notice or communication is mailed in the manner provided in Section 10.02 of the Indenture or this Section 3, it is duly given, whether or not the addressee receives it.

Where the Indenture or the Supplemental Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case it shall be impracticable to give notice as herein contemplated, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 4. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 5. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 6. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

(SEAL)	THE WESTERN UNION COMPANY, as the Company
Attest:

/s/ Cherie K. Roderick	By:	/s/ Rajesh K. Agrawal
Name: Rajesh K. Agrawal
Title: Senior Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION as the Trustee

	By:	/s/ Timothy P. Mowdy
Name: Timothy P. Mowdy
Title: Vice President